As filed with the Securities and Exchange Commission on November 13, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LA JOLLA PHARMACEUTICAL COMPANY

(Exact Name of Registrant as Specified in its Charter)

California	33-0361285
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4370 La Jolla Village Drive, Suite 400

San Diego, California 92122

(Address of Principal Executive Offices)

2010 EQUITY INCENTIVE PLAN*

STANDALONE INDUCEMENT AWARDS*

(Full Title of the Plan)

* See explanatory note on following page

George Tidmarsh, M.D., Ph.D.

President and Chief Executive Officer

4370 La Jolla Village Drive, Suite 400

San Diego, California 92122

Telephone: (858) 452-6600

(Name and Address of Agent For Service)

Copy to:

Ryan A. Murr

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, California 94111

Telephone: (415) 315-6395

Facsimile: (415) 315-6026

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,354,798 shares (3)	$0.0598	$81,017	$11.05
Common Stock, $0.0001 par value per share	506,300,087 shares (4)	$0.0598	$30,276,745	$4,129.75
Common Stock, $0.0001 par value per share	29,268,390 shares (5)	$0.0598	$1,750,250	$238.73
Common Stock, $0.0001 par value per share	67,037,105 shares (6)	$0.0598	$4,008,819	$546.80
Common Stock, $0.0001 par value per share	1,050,000 shares (7)	$0.0598	$62,790	$8.57

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction under the anti-dilution provisions of the standalone inducement awards or the registrant’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”) or the forms of awards granted thereunder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, and based on the average of the high and low sale prices of the registrant’s Common Stock, as quoted on the Over the Counter Bulletin Board on November 9, 2012.
(3)	Represents shares of Common Stock reserved for issuance pursuant to options available for grant (but not yet granted) under the 2010 Plan less shares previously registered on form S-8 under the 2010 Plan.
(4)	Represents shares of Common Stock reserved for issuance upon the exercise of 506,300,087 inducement options granted on April 10, 2012 to George F. Tidmarsh, M.D., Ph.D. given in connection with his employment.
(5)	Represents shares of Common Stock reserved for issuance (i) upon the exercise of 18,907,498 inducement options and (ii) pursuant to an inducement restricted stock unit award for 10,360,892 shares of Common Stock, in each case granted on April 10, 2012 to Saiid Zarrabian given in connection with his services as a director.
(6)	Represents shares of Common Stock reserved for issuance (i) upon the exercise of 67,022,886 inducement options and (ii) pursuant to an inducement restricted stock unit award for 14,219 shares of Common Stock, in each case granted on April 10, 2012 to James Rolke given in connection with his employment.
(7)	Represents shares of Common Stock reserved for issuance pursuant to an inducement restricted stock unit award for 1,050,000 shares of Common Stock, granted on August 17, 2012 to Chester S. Zygmont, III given in connection with his services as a consultant.

EXPLANATORY NOTE:

This Registration Statement on Form S-8 is being filed by the registrant to register (i) 1,354,798 shares of Common Stock reserved for issuance under the registrant’s 2010 Equity Incentive Plan (the “2010 Plan”), (ii) 603,655,582 shares of Common Stock issuable under previously announced stand-alone inducement awards granted on April 10, 2012 and August 17, 2012 to the registrant’s President and Chief Executive Officer, a board member, an employee and a consultant.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the registrant, are incorporated herein by reference and made a part hereof:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	The Registrant’s Definitive Revised Proxy Statement on Schedule 14A filed with the Commission on April 23, 2012;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2012, February 23, 2012, February 24, 2012, March 9, 2012, May 24, 2012, May 31, 2012, June 20, 2012 and August 3, 2012.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

The following description of our Common Stock, par value $0.0001 per share, sets forth general terms and provisions of our Common Stock. The following summary of our Articles of Incorporation (the “Articles”) and Bylaws does not describe the Articles and Bylaws entirely. We urge you to read our Articles and Bylaws which are incorporated by reference as exhibits to this Registration Statement.

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The vote of the holders of a majority of the stock present and entitled to vote at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law or specifically required by our Articles or Bylaws. Per California law, cumulative voting will be permitted until our Common Stock is listed on the New York Stock Exchange, NYSE Amex, the NASDAQ Global Market or the NASDAQ Capital Market. Special stockholder meetings may be called by the Chairman of the Board of Directors, the President, the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors we would have if there were no vacancies, or the holders of 10% or more of outstanding shares of our Common Stock. Any stockholder action may be taken by written consent signed by the holders of outstanding shares having no less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In addition, our Bylaws include an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to matters to be brought before an annual meeting or special meeting of stockholders.

Dividends and Other Rights. Holders of our Common Stock are entitled to receive, as when and if declared by the Board of Directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes subject to any dividend preferences that may be attributable to preferred stock that may be authorized. In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock, if any, have been paid in full, the holders of our Common Stock are entitled to share ratably in all remaining assets available for distribution. Our Common Stock has no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our Common Stock.

Board of Directors. The Board of Directors will not be classified. At each annual meeting, the successors to the directors whose term expire at that meeting are elected for a term of office to expire at the next annual meeting after their election or until their successors have been duly elected and qualified. Directors may be removed with or without “cause” by a stockholder vote, unless a number of shares sufficient to elect such director (if voted cumulatively) vote against removal. Vacancies may be filled by the Board of Directors or by the stockholders, provided that only stockholders may fill vacancies created with the removal of a director.

Transfer Agent. American Stock Transfer & Trust Company, LLC is the Transfer Agent and Registrar for the shares of our Common Stock.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The registrant’s Articles provide that the liability of the directors of the Company for monetary damages is eliminated to the fullest extent permitted by California law. The Articles and Bylaws provide that the registrant shall fully indemnify its directors and officers who were or are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation or other enterprise or was a director or officer of a corporation that was a predecessor corporation of the registrant, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the registrant and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. To indemnify expenses, judgments, etc., California law requires a determination by (a) majority vote of a quorum of disinterested directors, (b) independent legal counsel in a written opinion if such a quorum of directors is not obtainable (c) stockholders, with the shares owned by the person to be indemnified not being entitled to vote thereon, if any, or (d) the court in which the proceeding is or was pending upon application made by the registrant, agent or other person rendering services in connection with the defense, whether or not the application by such person is opposed by the registrant, that the person seeking indemnification has satisfied the applicable standard of conduct. The registrant has also entered into indemnification agreements with its directors and officers that provide indemnification to the fullest extent permitted by California law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation (1)

4.2	Bylaws (1)

5.1	Opinion of Ropes & Gray LLP*

23.1	Consent of BDO USA, LLP*

23.2	Consent of Ropes & Gray LLP (filed as a part of Exhibit 5.1)

24.1	Power of attorney (set forth on signature page)

99.1	2010 Equity Incentive Plan, as amended (2)

99.2	Stock Option Agreement between the Registrant and George Tidmarsh, dated April 10, 2012*

99.3	Stock Option Agreement between the Registrant and Saiid Zarrabian, dated April 10, 2012*

99.4	Restricted Stock Unit Grant Agreement between the Registrant and Saiid Zarrabian, dated April 10, 2012*

99.5	Stock Option Agreement between the Registrant and James Rolke, dated April 10, 2012*

99.6	Restricted Stock Unit Grant Agreement between the Registrant and James Rolke, dated April 10, 2012*

99.7	Restricted Stock Unit Grant Agreement between the Registrant and Chester S. Zygmont, III, dated August 17, 2012*

*	Filed herewith
(1)	Previously filed with the Company’s Current Report on Form 8-K filed June 20, 2012 and incorporated by reference herein.
(2)	Filed as Appendix A to the Company’s Proxy Statement filed April 23, 2012 and incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, California, on November 13, 2012.

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ George Tidmarsh
George Tidmarsh, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints George Tidmarsh, his attorney-in-fact, with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George Tidmarsh George Tidmarsh, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive, Financial and Accounting Officer)	November 13, 2012

/s/ Saiid Zarrabian Saiid Zarrabian	Director	November 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation (1)

4.2	Bylaws (1)

5.1	Opinion of Ropes & Gray LLP*

23.1	Consent of BDO USA, LLP*

23.2	Consent of Ropes & Gray LLP (filed as a part of Exhibit 5.1)

24.1	Power of attorney (set forth on signature page)

99.1	2010 Equity Incentive Plan, as amended (2)

99.2	Stock Option Agreement between the Registrant and George Tidmarsh, dated April 10, 2012*

99.3	Stock Option Agreement between the Registrant and Saiid Zarrabian, dated April 10, 2012*

99.4	Restricted Stock Unit Grant Agreement between the Registrant and Saiid Zarrabian, dated April 10, 2012*

99.5	Stock Option Agreement between the Registrant and James Rolke, dated April 10, 2012*

99.6	Restricted Stock Unit Grant Agreement between the Registrant and James Rolke, dated April 10, 2012*

99.7	Restricted Stock Unit Grant Agreement between the Registrant and Chester S. Zygmont, III, dated August 17, 2012*

*	Filed herewith
(1)	Previously filed with the Company’s Current Report on Form 8-K filed June 20, 2012 and incorporated by reference herein.
(2)	Filed as Appendix A to the Company’s Proxy Statement filed April 23, 2012 and incorporated herein by reference.